Exhibit 99.1

Tasty Baking Company Delivers Net Sales Growth of 15% in the Fourth Quarter 2005 and 8% in Fiscal 2005

    PHILADELPHIA--(BUSINESS WIRE)--Feb. 28, 2006--Tasty Baking Company (NasdaqNM:TSTY) today announced financial results for the fourth quarter and year ended December 31, 2005.



                 FINANCIAL HIGHLIGHTS FOURTH QUARTER
                          AND YEAR END 2005
----------------------------------------------------------------------
$ in millions, except per share data
* Percentages may not calculate due to rounding

                        2005    2004           Fiscal  Fiscal
                       14-Week 13-Week    %    53-Week 52-Week    %
                         Q4      Q4    Change*  2005    2004   Change*
                       ------- ------- ------- ------- ------- -------
Gross Sales             $73.1   $63.1  15.8%   $278.0  $259.0  7.3%
                Volume                   17.5%                    6.9%
Net Sales               $45.0   $39.2  14.7%   $172.3  $159.1  8.3%
       Route Net Sales                    8.6%                    5.5%
   Non-route Net Sales                   35.9%                   18.0%
Gross Margin %           29.6%   27.9% 1.7%      31.4%   30.0% 1.4%
                                       points                  points
Net Income per Share    $0.02  $(0.01)  N/A     $0.23   $0.15  53.3%
----------------------------------------------------------------------


    RESULTS OF OPERATIONS - FOURTH QUARTER

    For the 14-week fourth quarter 2005, the company reported gross sales of $73.1 million, compared to $63.1 million for the 13-week fourth quarter 2004, an increase of 15.8%. Gross sales increased due to an increase in sales volume of 17.5% in the fourth quarter 2005 versus the fourth quarter 2004. In 2005, the fourth quarter included an additional week that contributed $2.8 million to gross sales, or 3.8% of the quarter's gross sales.
    Net sales for the fourth quarter 2005 were $45.0 million, compared to $39.2 million in the same period last year, an increase of 14.7%. Route net sales were up 8.6% in the fourth quarter 2005 versus the same period a year ago, primarily driven by sales of Sensables and other new products as well as by the additional sales week. Non-route net sales increased 35.9% versus the fourth quarter a year ago due to a strong increase in sales to direct customers, increased sales in new markets through third-party distributors, and the additional sales week.
    Cost of sales, excluding depreciation, for the fourth quarter 2005 increased 15.2% versus the fourth quarter 2004. The increase in cost of sales was primarily attributable to the 17.5% increase in total case volume sold. Cost of sales in the fourth quarter 2005 also increased versus a year ago due to higher fuel, energy and packaging costs, which continued from the third quarter 2005. Depreciation expense decreased $0.6 million due to the acceleration of depreciation in 2004 from the replacement of the enterprise resource planning system during that year.
    Selling, general and administrative (SG&A) expenses in the fourth quarter 2005 increased 12.9%, or $1.5 million, compared to the fourth quarter 2004. This increase was attributed principally to increased freight and transportation expense as a result of higher fuel costs and the increase in case shipments. SG&A also increased due to performance-based compensation, increased marketing expense, and higher administrative costs associated with the recent debt refinancing and pension funding transaction. These increases were partially offset by a reduction in pension and retiree medical expense.
    Net income and diluted net income per share for the fourth quarter 2005 were $0.2 million and $0.02, respectively, an increase of $0.3 million and $0.03, respectively, compared to the same period of the prior year.

    RESULTS OF OPERATIONS - FISCAL 2005

    For the 53-week year ended December 31, 2005, gross sales were $278.0 million, compared to $259.0 million during the 52-week year ended December 25, 2004, an increase of 7.3%. The 2005 fiscal year included an additional week that contributed $2.8 million to gross sales, or 1% of the fiscal year's total gross sales.
    Net sales for the fiscal year ended December 31, 2005, were $172.3 million, an increase of 8.3% over net sales of $159.1 million in fiscal 2004. Route net sales for the year ended December 31, 2005, were up 5.5% versus fiscal 2004. Non-route sales for the year ended December 31, 2005, were up 18.0% versus fiscal 2004. Total sales volume was up 6.9% for 2005 versus the prior year. The company's net income for fiscal 2005 was $1.8 million, or $0.23 per fully-diluted share, compared to net income and diluted net income per fully-diluted share of $1.2 million and $0.15, respectively, in the prior year.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "The company delivered strong net sales growth in both the route and non-route areas in 2005 while continuing to execute against the Strategic Transformation Plan. This strong net sales growth was largely offset by cost inflation experienced in the second half of 2005."
    David S. Marberger, senior vice president and chief financial officer, added, "The fourth quarter was negatively impacted by higher fuel and energy costs. These costs impacted the company directly in the areas of operations and transportation, as well as through increased packaging costs from suppliers. In response to these economic factors, the company initiated a price increase across the Tastykake product line effective January 2006. We believe this action will enable the company to offset the inflation it has been experiencing, while allowing the business to improve gross margins in 2006."
    Mr. Pizzi concluded, "Consistent with the primary objective of our Strategic Transformation Plan, we have focused on building a platform to deliver sustainable, long-term sales and profit growth. We are pleased with the progress we have made to date in building a stronger team, delivering new products and better marketing, enhancing technology, and improving the debt structure. We now expect to begin leveraging these investments to generate improved earnings results in 2006 and beyond."

    COMPANY COMMENTARY ON 2006

    Fiscal 2006 is a 52-week year versus the 53-week fiscal 2005. This reduction of one week in 2006 is reflected in the following estimates.
    Due to the expected impact of the price increases implemented in January 2006, Tasty Baking Company forecasts a total sales volume decline of approximately eight to ten percent for fiscal 2006 compared to 2005. The decline in total sales volume is expected to result in a net sales change that will range from even to down two percent when compared to 2005 net sales. The company anticipates gross profit, as a percentage of net sales, to improve approximately two percentage points in 2006 versus 2005. SG&A, as a percentage of net sales, is expected to increase up to one percentage point in 2006 versus 2005. Capital spending is not expected to exceed $8.5 million.

    CONFERENCE CALL

    Tasty Baking Company management will host a conference call Tuesday morning, February 28, 2006, at 11:00 a.m. EST to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Corporate Info" and then "Investor Relations." For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company's website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode "9844123." The telephone replay will be available from 1:00 p.m. on February 28, 2006, until Monday, March 6, 2006, at 11:59 p.m. EST.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqNM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. The company assumes no obligation to publicly update or revise any forward-looking statements.



                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)


                  14 and 13 Weeks Ended       53 and 52 Weeks Ended
                --------------------------  --------------------------
                12/31/2005    12/25/2004    12/31/2005    12/25/2004
                -----------  -------------  -----------  -------------

Gross sales     $   73,070   $     63,108   $  277,967   $    259,029
Less discounts
 and allowances    (28,106)       (23,890)    (105,694)       (99,968)
                 ----------   ------------   ----------   ------------
Net sales           44,964         39,218      172,273        159,061

Cost of sales       30,065         26,103      111,690        103,693
Depreciation         1,597          2,181        6,503          7,711
Selling,
 general and
 administrative     12,795         11,332       50,990         45,751
Restructure
 charge net of
 reversals (b)          71              9           71              9
Interest
 expense               389            324        1,370          1,254
Gain on sale of
 routes (a)             (4)             -          (97)           (75)
Other income,
 net                  (221)          (420)        (922)        (1,129)
                -----------  -------------  -----------  -------------

Income (loss)
 before
 provision for
 income taxes          272           (311)       2,668          1,847

Provision for
 (benefit from)
 income taxes          105           (199)         825            604
                -----------  -------------  -----------  -------------


Net income
 (loss)         $      167   $       (112)  $    1,843   $      1,243
                ===========  =============  ===========  =============

Average number
 of shares
 outstanding:
    Basic            8,051          8,071        8,056          8,085
    Diluted          8,134          8,184        8,154          8,119
Per share of
 common stock:

Net income
 (loss): Basic
 and Diluted    $     0.02   $      (0.01)  $     0.23   $       0.15
                ===========  =============  ===========  =============

Cash Dividend   $     0.05   $       0.05   $     0.20   $       0.20
                ===========  =============  ===========  =============


(a) During the third quarter of 2005, the company realized a $93 revenue gain from the sale of two distribution routes. During the second quarter of 2004, the company realized a $75 revenue gain from the sale of one distribution route.

(b) Fourth quarter 2005 results were affected by a pre-tax restructuring charge of approximately $0.1 million, net of reversals, due to arrangements made with certain employees who left the company effective the fourth quarter 2005.



                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)


                                              12/31/2005   12/25/2004
                                              -----------  -----------

Current assets                                $   30,408   $   30,041
Property, plant, and equipment, net               66,248       65,035
Other assets                                      24,663       23,314
                                              -----------  -----------

   Total assets                               $  121,319   $  118,390
                                              ===========  ===========



Reserve for restructures, current portion     $      247   $      436
Current liabilities                               19,125       22,836
Long term debt                                    23,092       13,159
Reserve for restructure, less current portion          -          601
Accrued pension and other liabilities             24,599       23,824
Postretirement benefits other than pensions       16,955       16,747
Shareholders' equity                              37,301       40,787
                                              -----------  -----------

   Total liabilities and shareholders' equity $  121,319   $  118,390
                                              ===========  ===========

    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500